27

                                 EXHIBIT 13.3

                  Summarized Quarterly Financial Information

28

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First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information
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   A summary of selected quarterly financial information follows:

                                      First
          1998                       Quarter
                                  --------------

   Total interest income          $    3,017,292
   Total interest expense              1,276,939
   Net interest income                 1,740,353
   Provision for loan losses              46,500
   Investment Securities gain (loss)      (1,608)
   Total other income                    191,504
   Total other expenses                1,109,594
   Income before income taxes            774,155
   Net income                            519,740
   Net income per share (1)                  .43

                                      First             Second         Third          Fourth
          1997                       Quarter           Quarter        Quarter         Quarter
                                   -------------   -------------   -------------   -------------
   Total interest income              $2,698,339   $   2,845,165       2,954,722   $   3,008,583
   Total interest expense              1,087,969       1,161,352       1,224,185       1,270,941
   Net interest income                 1,610,370       1,683,813       1,730,537       1,737,642
   Provision for loan losses              25,500          36,000          34,500          34,500
   Investment Securities Gain (Loss)          --              --              --          (1,291)
   Total other income                    174,106         153,694         172,615         139,807
   Total other expenses                1,044,887       1,091,516       1,116,343       1,124,623
   Income before income taxes            714,089         709,991         752,309         717,035
   Net income                            476,607         474,485         502,677         476,799
   Net income per share (1)                  .39             .39             .42             .40

                                      First             Second         Third          Fourth
          1996                       Quarter           Quarter        Quarter         Quarter
                                   -------------   -------------   -------------   -------------
   Total interest income           $   2,372,377   $   2,473,455   $   2,556,220   $   2,665,006
   Total interest expense                916,012         958,753         993,702       1,056,942
   Net interest income                 1,456,365       1,514,702       1,562,518       1,608,064
   Provision for loan losses              14,400          14,400          16,800          25,000
   Investment Securities Gain (Loss)      (1,050)            339              --              --
   Total other income                    136,416         143,670         148,902         139,487
   Total other expenses                1,016,692       1,040,824       1,038,297       1,085,853
   Income before income taxes            560,639         603,487         656,323         636,698
   Net income                            374,361         405,277         435,046         429,310
   Net income per share (1)                  .31             .34             .36             .35

   (1) Adjusted for the 3 for 2 stock split in the effect of a 50% stock dividend to stockholders of record as of October 1, 1997, payable October 27, 1997, a 4 percent common stock dividend to stockholders of record as of December 2, 1996, and a 2 percent common stock dividend to stockholders of record as of December 1, 1995.

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